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                                  EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Horace Mann Educators Corporation

We consent to the use of our report dated February 6, 2003, with respect to the consolidated balance sheets of Horace Mann Educators Corporation and subsidiaries as of December 31, 2002, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002 and related financial statement schedules, incorporated by reference in Horace Mann Educators Corporation's registration of securities on Form S-3, dated December 16, 2003, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP
Chicago, Illinois
December 16, 2003